Exhibit 99.1

TERMINATION OF

AGREEMENT AND PLAN OF MERGER

Dated: September 2, 2014

This Termination of Agreement and Plan of Merger (this “Agreement”) to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 25, 2014 by and among between Indigo-Energy, Inc., a Nevada corporation (“Indigo”), Fetopolis Acquisition Corporation, an Ontario Canada company (“Fetopolis”) and Fetopolis Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Indigo (“Merger Sub”) is entered into on the date forth above, by and between Indigo and Fetopolis. Indigo and Fetopolis are each hereinafter referred to as a “party” and collectively as the “parties.” All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement.

RECITALS

WHEREAS, Indigo, Fetopolis and Merger Sub entered into the Merger Agreement pursuant to which Merger Sub agreed to merge with and into Fetopolis, with Fetopolis continuing as the surviving corporation and as a wholly owned subsidiary of Indigo; and

WHEREAS, pursuant to Section 7.1(a) of the Merger Agreement, the Merger Agreement may be terminated any time prior to the Closing with the mutual written consent of Indigo and Fetopolis.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties agree as follows:

AGREEMENT

1.	Termination.

Fetopolis and Indigo hereby consent to the termination of the Merger Agreement, which shall be terminated, effective immediately prior to the execution of the Agreement and Plan of Merger among Indigo, HDIMAX and HDIMAX Acquisition Corporation, set forth under Exhibit A attached hereto (the “ HDI Merger Agreement”).

2.	Miscellaneous.

a. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

b. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

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c. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to its rules as to conflicts of law).

d. Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed or caused to be executed by its duly authorized officer this Agreement to be effective as of the date first written above.

INDIGO-ENERGY, INC., a Nevada corporation

By: /s/ James C. Walter Sr. Name: James C. Walter Sr. Its: Chief Executive Officer

FETOPOLIS INC.
an Ontario, Canada corporation By: /s/ Rajinder Brar Name: Rajinder Brar Its: Chief Executive Officer

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Exhibit A

Agreement and Plan of Merger

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